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                                                                     Exhibit 5.1

                          [Legg Mason, Inc. Letterhead]




                                September 4, 2001

Legg Mason, Inc.
100 Light Street
Baltimore, MD 21202


                                LEGG MASON, INC.
                     LIQUID YIELD OPTION(TM) NOTES DUE 2031

Ladies and Gentlemen:

            I am the General Counsel of Legg Mason, Inc., a Maryland company (the "Company"). This opinion is furnished to you in connection with a registration statement on Form S-3 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of $567,285,000 aggregate principal amount at maturity of Liquid Yield Option(TM) Notes due 2031 (the "LYONs") of the Company, and 4,371,612 shares of common stock, $0.10 par value per share (the "Shares"), based upon the initial conversion rate of 7.7062 Shares per $1,000 principal amount of the LYONs and issuable upon conversion of the LYONs. The LYONs and the Shares are being registered on behalf of the holders of the LYONs.

            In my capacity as General Counsel of the Company, I have examined and relied upon the information set forth in the Registration Statement, the Indenture dated as of June 6, 2001, between the Company and The Bank of New York, as trustee (the "Indenture"), a specimen of the LYONs and the originals, or copies identified to my satisfaction, of such corporate records of the Company, certificates of public officials, officers of the Company and other persons, and such other documents, agreements and instruments as I have deemed necessary as a basis for the opinion hereinafter expressed. In my examinations, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity with the originals of all documents submitted to me as copies.

            My opinion set forth below is limited to the General Corporation Law of the State of Maryland, and I do not express any opinion herein concerning any other law.

            Based upon and subject to the foregoing, I am of the opinion that:


(TM) Trademark of Merrill Lynch & Co., Inc.

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September 4, 2001
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            1. The LYONs have been the duly authorized by the Company; and

            2. The Shares, when issued upon conversion of the LYONs and in accordance with provisions of the Indenture, will be duly authorized, validly issued and fully paid and non-assessable.

            I understand that this opinion is to be used in connection with the Registration Statement. I hereby consent to the filing of this opinion as part of the Registration Statement and to the use of my name therein and in the related prospectus under the caption "Legal Matters."


                                                 /s/ Robert F. Price
                                                ---------------------
                                                Robert F. Price
                                                General Counsel